Exhibit 23

                       Consent of Independent Accountants

We consent to the incorporation by reference in this annual report (Form 10-K) of Startech Environmental Corporation of our report dated December 20, 2002, included in the 2002 Annual Report to the Shareholders of Startech Environmental Corporation.

Farmington, Connecticut



January 24, 2003